Exhibit F-1(a)


                                  Reid & Priest LLP
                 A New York Registered Limited Liability Partnership
                                 40 West 57th Street
                               New York, New York 10019


                                             New York, New York
                                             August 20, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

               Re:  National Fuel Gas Company
                    National Fuel Gas Distribution Corporation
                    National Fuel Gas Supply Corporation
                    Seneca Resources Corporation
                    National Fuel Resources, Inc.
                    Utility Constructors, Inc.
                    Horizon Energy Development, Inc.
                    File No. 70-8541
                    ------------------------------------------

          Ladies and Gentlemen:

                    With reference to the joint application or declaration on Form U-1, as amended, filed on December 29, 1994 by National Fuel Gas Company ("National") and National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation, Seneca Resources Corporation ("Seneca"), National Fuel Resources, Inc., Utility Constructors, Inc. and Horizon Energy Development, Inc. ("Horizon"), wholly-owned subsidiaries of National, and, in connection therewith, (i) the issuance and sale by National of $100,000,000 in aggregate principal amount of its non-redeemable 6.214% Medium-Term Notes, Series D, due August 12, 2027 (the "MTNs"), and (ii) the acquisition by National of $30,000,000 in long-term unsecured notes issued by Distribution, $10,000,000 in long-term unsecured notes issued by Supply, $50,000,000 in long-term unsecured notes issued by Seneca and $10,000,000 in long-term unsecured notes issued by Horizon (collectively, the "Transactions"), we are of the opinion that:

                    1. National is a corporation duly organized and validly existing under the laws of the State of New Jersey.

                    2. The above-described Transactions have been consummated in accordance with the joint application or declaration, as amended, the orders of the Securities and Exchange Commission thereon and, with respect to the issuance and sale of the MTNs, the registration statements filed as exhibits to such application or declaration.

                    3. All state laws applicable to the Transactions (other than so-called "blue-sky" laws or similar laws, upon which we do not pass herein) have been complied with.

                    4. The MTNs are valid and binding obligations of National enforceable in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting creditors' rights and remedies, and (ii) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law), including, without limitation
                         (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (y) concepts of materiality, commercial reasonableness, good faith, fair dealing and equitable subordination.

                    5. The legal rights of the holders of any securities issued by National have not been violated by the Transactions.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. Accordingly, in giving this opinion, we have relied, as to all matters governed by the law of the State of New Jersey, upon the opinion of Stryker, Tams & Dill LLP, New Jersey Counsel for National, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

                    We hereby consent to the use and filing of this opinion in connection with and/or as an exhibit to National's Certificate pursuant to Rule 24.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP